Exhibit 99.1

OMEGA FLEX, INC.

Manufacturer of flexible metal hose and gas piping products

Exton, Pennsylvania	Contact: Kevin R. Hoben
September 29, 2023	(610) 524-7272

PRESS RELEASE

Omega Flex, Inc. Announces Departure of a Director: Mark F. Albino

Omega Flex, Inc. (the “Company”) today announces that Mark F. Albino has resigned from the board of directors of the Company, effective September 30, 2023. Since the Company became publicly traded in 2005, Mr. Albino was instrumental in its growth and strategy. He served as a director for over 27 years, and as our chief operating officer until his retirement in May 2022. While Mr. Albino believes that his retirement as a director followed naturally upon his retirement as chief operating officer, he informed our chief executive officer that he will continue to be available for consultation. We thank Mr. Albino for his tremendous contributions and wish him all the best in his retirement.